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                                                        EXHIBIT 3

              RESTATED CERTIFICATE OF INCORPORATION

                                OF

     CARPENTER TECHNOLOGY CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware ("General Corporation Law"), Hereby certifies as follows:
     1.   The name of the corporation is Carpenter Technology Corporation.
The date of filing its original Certificate of Incorporation with the Secretary of State was October 3, 1968 and on August 13, 1987, the Certificate of Incorporation was restated.
     2. On October 26, 1998, an amendment to Article 4 of the Corporation's Restated Certificate of Incorporation which increased the number of authorized shares of Common Stock, par value $5 per share, to 100,000,000 was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law at the 1998 Annual Meeting of Stockholders of the Corporation, held upon notice in accordance with Section 222 of the General Corporation Law.
     3. This Restated Certificate of Incorporation restates and integrates and in accordance with the approval of the stockholders on October 26, 1998, further amends the Restated Certificate of Incorporation such that the initial paragraph of Article 4 reads as follows:
     The Corporation shall have authority to issue 102,000,000 shares of stock, consisting of 2,000,000 shares of Series Preferred Stock, par value $5 per share, and 100,000,000 shares of Common Stock, par value $5 per share.
     4. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:
          1.   The name of the Corporation is Carpenter Technology
     Corporation.

          2.   The address of the Corporation's registered office in Delaware is
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     1209 Orange Street, City of Wilmington, County of New Castle. The
     Corporation Trust Company is the Corporation's registered agent at that address.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

          4. The Corporation shall have authority to issue 102,000,000 shares of stock, consisting of 2,000,000 shares of Series Preferred Stock, par value $5 per share, and 100,000,000 shares of Common Stock, par value $5 per share.

          The Board of Directors may authorize the issuance from time to time of the Series Preferred Stock in one or more series and with such designations, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions (which may differ with respect to each series) as the Board may fix by resolution. Without limiting the foregoing, the Board of Directors is expressly authorized to fix, with respect to each such series, the dividend rate and whether or not dividends shall be cumulative, the voting powers, if any, and the conversion rights, if any.

          Except as otherwise provided by law, or in this Restated Certificate of Incorporation as amended from time to time, or in the resolutions of the Board of Directors relating to any series of the Series Preferred Stock, the holders of the Common Stock shall possess full voting power for the election of directors and for all other purposes, and each holder of record of shares of the Common Stock shall be entitled to one vote for each share so held.

          5. The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation, subject to any voting requirements contained in the By-Laws.

          6. The Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible and to have the number provided in the By-Laws. The term of office of the first class shall expire at the first annual meeting of stockholders after the incorporation of the Corporation, that of the second class at the second annual meeting after said incorporation, and that of the third class at the third annual meeting after said incorporation. At each annual meeting the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

          7. (a) The liability of the Corporation's Directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by Section 102 (b) (7) of the General Corporation Law of the State of Delaware, as amended from time to time.

                (b) The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, all persons that such section grants the Corporation the power to indemnify.

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          8.   The affirmative vote of the holders of four-fifths of the
     outstanding shares of the capital stock of the Corporation entitled to vote shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, and
     (b) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation to or with, or any sale, lease or exchange to or with the Corporation (in exchange for its securities in a transaction for which stockholder approval is required by law or any agreement between the Corporation and any national securities exchange) of any assets of, any other corporation, person or other entity, if (as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon) such other corporation, person or entity referred to in clause
     (a) or clause (b), above, is the beneficial owner, directly or indirectly, of more than 10% of any class of capital stock of the Corporation. For the purposes hereof any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation,
     (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or
     (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i), above), by any other corporation, person or entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

          9. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

          10. Notwithstanding any other provisions of the Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of four-fifths or more of the outstanding shares of the capital stock of the Corporation entitled to vote shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles 6, 8 and 9, and this Article 10, of this Restated Certificate of Incorporation.

          11. The Carpenter Steel Company is the incorporator and its mailing address is 101 West Bern Street, Reading, Pennsylvania 19603.

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     5.   This Restated Certificate of Incorporation was duly adopted by the
Board of Directors on October 26, 1998, in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said CARPENTER TECHNOLOGY CORPORATION has caused this certificate to be signed by Robert W. Cardy, its Chairman of the Board, President and Chief Executive Officer, and attested by John R. Welty, its Vice President, General Counsel and Secretary, this 26th day of October, 1998.

                              CARPENTER TECHNOLOGY CORPORATION



                              By   /s/Robert W. Cardy
                                   ----------------------------
                                     Robert W. Cardy
                                     Chairman of the Board,
                                     President and Chief Executive Officer


ATTEST:



By   /s/John R. Welty
    -------------------------
      John R. Welty
      Vice President,
      General Counsel and Secretary